Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

 FRANKLIN COVEY ANNOUNCES STRONG FIRST QUARTER
FISCAL 2011 RESULTS

~Revenue Up 23% to $39.4 Million~
~Adjusted EBITDA Improves to $5.3 Million~
~Reiterates Fiscal 2011 Outlook~

Salt Lake City, Utah – January 5, 2011 – Franklin Covey Co. (NYSE: FC), a global provider of training and consulting services, today announced financial results for its fiscal first quarter ended November 27, 2010.

Net sales for the quarter reached $39.4 million, an increase of 23% from $31.9 million reported in the first quarter of the prior year, driving a 58% increase in Adjusted EBITDA to $5.3 million from $3.3 million in fiscal 2010.  Operating income more than doubled from $1.4 million in the first quarter of fiscal 2010 to $3.4 million for the quarter ended November 27, 2010.

Commentary
Bob Whitman, Chairman and Chief Executive Officer of Franklin Covey commented, “Our first quarter performance marked a strong start to our fiscal year and a continuation of the solid growth we have been driving as an organization.  Our sales growth was widespread across geographies and sales channels, with our U.S. based regional direct offices up 45%, largely owing to several large contracts being delivered in our government services group and widespread growth in our other direct offices, as well as 16% growth in our international direct offices and 10% growth at our international licensees.”

Mr. Whitman continued, “We are encouraged to see the strong bookings momentum we experienced in the third, fourth, and first quarters continue into December, giving us confidence in the outlook we provided for Adjusted EBITDA in fiscal year 2011.  As we look ahead, we see substantial opportunities to increase the size and capability of our sales and delivery forces worldwide, and to grow our practices.”

Mr. Whitman concluded, “We are pleased that, as of today, our cash balances exceed the outstanding amount on our credit facility, and that we are, therefore, in a position to pay off our line.”

Fiscal First Quarter 2011 Results
Sales from the Company’s regional direct offices that serve clients in the U.S. and Canada were $21.1 million for the quarter, a 45% increase over $14.5 million in the first quarter of fiscal 2010.  A major contributor to this performance was the government services group, which recorded a $5.7 million sales increase from the prior year due to significant contracts that were awarded during the fourth quarter of fiscal 2010.  Additionally during the first quarter, sales through the U.S. regional direct geographic offices grew by 7% to $12.9 million.

Sales from the Company’s international direct offices increased by 16% to $7.5 million from $6.5 million in the first quarter of the previous year as growth in the Company’s direct offices in Japan and Australia more than offset a slight decline in sales at its office in the United Kingdom.

Licensee royalty revenues rose by 10% to $3.2 million versus $2.9 million in the first quarter of fiscal 2010 resulting from improved performance by the majority of the Company’s international licensee partners year over year.

In the Company’s national account practices, revenues from the education practice grew 16%, customer loyalty practice sales increased 10%, and revenues from the sales performance practice declined $0.7 million as expected.  The Company expects that this practice will grow by approximately 20% for the fiscal year.

Self-funded marketing programs, which include public programs, book and audio sales, and delivered speeches, increased 12% to $2.2 million compared to $1.9 million in the first quarter of fiscal 2010.

Gross margin from continuing operations for the quarter declined slightly to 63.6% compared to 64.6% in the first quarter of fiscal 2010 primarily due to a change in mix favoring onsite training days delivered versus facilitator training days.

Selling, general, and administrative (SG&A) expenses increased $2.5 million to $19.8 million during the quarter primarily as a result of increased commissions on higher revenues.  As a percentage of sales, SG&A expenses declined to 50.2% of sales compared to 54.1% of sales in the first quarter of 2010.

Pre-tax income improved $2.0 million to $2.7 million in the first quarter of fiscal 2011 compared to $0.7 million in the first quarter of fiscal 2010.  After the provision for income taxes, the Company reported net income of $0.8 million, or $0.05 per diluted share, for the first quarter of fiscal 2011 compared to net income of $0.2 million, or $0.01 per diluted share, in the first quarter of fiscal 2010.

The Company’s effective tax rate for the first quarter of fiscal 2011 was higher than statutory combined rates.  However, the Company’s cash payments for income taxes will remain significantly less than its income tax expense during the foreseeable future as the Company utilizes domestic net operating loss carryforwards and other deferred income tax assets.  After the domestic net operating loss carryforwards are utilized, the Company will be able to utilize available foreign tax credits, which will reduce the income tax liability in future periods.  After utilization of these deferred tax assets, the Company expects a more normalized income tax rate.

On June 1, 2010, Franklin Covey completed the sale of the products sales division of its wholly owned subsidiary in Japan.  The operating results of the Japan products sales division were reclassified and reported as discontinued operations for the quarter ended November 28, 2009 in the financial tables contained herein.

As of November 27, 2010, the Company had $1.7 million in cash and cash equivalents compared to $3.5 million at August 31, 2010.  The Company had $11.3 million outstanding on its line of credit at November 27, 2010, compared to $9.5 million as of August 31, 2010, as working capital needs increased to fund additional receivables from higher sales during the fourth quarter of fiscal 2010 and first quarter of fiscal 2011.

Fiscal Year 2011 Outlook
The Company is maintaining its previously provided fiscal 2011 outlook for Adjusted EBITDA in the range of $18 million to $21 million, representing growth of approximately 35% to 57% compared to fiscal 2010 Adjusted EBITDA.

Earnings Conference Call
On Wednesday, January 5, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the quarter ended November 27, 2010.  Interested persons may participate by dialing 1-866-202-3109 (International participants may dial 1-617-213-8844), access code: 21441008.  Alternatively, a webcast will be accessible at the following Web site: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=102601&eventID=3630427.  Due to the length of this address this URL may need to be copied/pasted into your Internet browser’s address field.  Remove the extra space if one exists.  A replay will be available through 11:59 p.m. Eastern time on January 13, 2011 by dialing 1-888-286-8010 (International participants may dial 1-617-801-6888), access code: 43338959.  The webcast will remain accessible through January 13, 2011 on the Investor Relations area of the Company’s web site at: http://phx.corporate-ir.net/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability; expected Adjusted EBITDA in fiscal 2011; reductions in capital requirements and cost structure; and expected levels of sales and profitability.  Forward-looking statements are based upon management's current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the expected number of booked days to be delivered; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; the expected impact of the Company’s restructuring activities; and other factors identified and discussed in the Company's most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net income, the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net income from operations excluding the impact of interest expense, income tax expense, equity from the earnings of an equity method investee, amortization, depreciation, and other non-recurring items.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.

About Franklin Covey Co.
Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global provider of training and consulting services in the areas of leadership, productivity, strategy execution, customer loyalty, trust, sales performance, government, education and individual effectiveness.  Over  its history, FranklinCovey has worked with 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, and thousands of small- and mid-sized businesses, as well as numerous government entities and educational institutions.  Franklin Covey Co. has 40 direct and licensee offices providing professional services in over 140 countries.

Investor Contact:			Media Contact:
FranklinCovey Steve Young 801-817-1776 investor.relations@franklincovey.com	or	ICR, Inc. Kate Messmer Wendt 203-682-8338 kate.messmer@icrinc.com	FranklinCovey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.

CONDENSED CONSOLIDATED INCOME STATEMENTS
( in thousands, except per share amounts )

	Quarter Ended
	November 27,	November 28,
	2010	2009
	(unaudited)	(unaudited)

Net sales	$39,416	$31,926

Cost of sales	14,340	11,306
Gross profit	25,076	20,620

Selling, general, and administrative	19,789	17,275
Depreciation	910	974
Amortization	929	962
Income from operations	3,448	1,409

Interest expense, net	(707)	(715)
Income from continuing operations before income taxes	2,741	694

Income tax provision	(1,947)	(578)
Income from continuing operations	794	116

Income from discontinued operations, net of tax	-	132
Net income	$794	$248

Income from continuing operations per common share:
Basic and diluted	$0.05	$0.00

Net income per common share:
Basic and diluted	$0.05	$0.01

Weighted average common shares:
Basic	17,032	16,958
Diluted	17,115	17,050

Sales Detail by Category:
Training and consulting services	$37,555	$30,257
Products	1,276	871
Leasing	585	798

Total	$39,416	$31,926

Sales Detail by Region/Type:
U.S./Canada direct	$21,085	$14,540
International direct	7,499	6,463
Licensees	3,193	2,891
National account practices	4,425	4,748
Self-funded marketing	2,167	1,939
Other	1,047	1,345
Total	$39,416	$31,926

FRANKLIN COVEY CO.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands)

	Quarter Ended	Quarter Ended
	November 27,	November 28,
	2010	2009
Reconciliation of net income to Adjusted EBITDA:	(unaudited)	(unaudited)
Net Income	$794	$248
Adjustments:
Income from discontinued operations, net of tax	-	(132)
Interest expense, net	707	715
Income tax provision	1,947	578
Amortization	929	962
Depreciation	910	974

Adjusted EBITDA	$5,287	$3,345